EXHIBIT 11

                 Statement of Computation of Per Share Earnings

         Set forth below are the bases for the computation of earnings per share for the periods shown.

                                                Three Months Ended March 31,
                                             -----------------------------------
Earnings Per Common Share                        2003                 2002

     Basic                                    $   0.34             $   0.13
     Average Shares Outstanding                2,898,714            2,895,124
     Diluted                                  $   0.32             $   0.12
     Average Shares Outstanding                3,105,975            3,055,152
   (including dilutive effect of
   options and warrants)